PURCHASE AGREEMENT

THIS AGREEMENT is hereby made this, April 30, 1999 by and between Borderline Outdoor Advertising, Inc., a Texas corporation, ("Company" or "SELLER"), and Bowlin Outdoor Advertising & Travel Centers Incorporated, a Nevada corporation ("BOWLIN").

Purpose of Agreement

BOWLIN desires to purchase and SELLER desires to sell certain tangible and intangible assets described on Schedule A that comprise SELLER's billboard business known as "Borderline Outdoor Advertising " Therefore, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

Terms and Conditions

Purchase Price

The purchase price shall be One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) paid in the following manner:

          (a) $150,000.00 cash at closing;

In addition to the amount specified above, at closing an adjustment of the purchase price listed above shall be made for:

          (a) an amount equal to the amount of any prepaid rents, leases, permits and taxes as specified in attached Exhibit E and incorporated for all purposes herein. This amount will be paid by BOWLIN to SELLER, but will be reduced by the amount of any prepaid advertising rents received by SELLER and further reduced by BOWLIN's prorated share (prorated by day as of Closing date) of the current month's revenue billed in advance by SELLER.

          (b) an additional $12,500.00 for the purchase of a 12 x 24 unipole structure that is located in storage and a 10 x 30 structure removed from the Cresson site, also in storage.

The purchase price, and payments noted above, shall be the sole considerations paid by BOWLIN under this agreement.

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Date of Closing


The parties contemplate that Closing shall take place on April 30, 1999. If Closing does not occur by that date, it will occur as soon thereafter as BOWLIN is able to complete its due diligence investigation. The parties agree that BOWLIN's obligation to complete this purchase is contingent upon BOWLIN being satisfied, in its sole discretion, that all representations made to it concerning SELLER's assets are true; that the financial condition, books, and accounts of SELLER are sound; that the land leases, outdoor advertising permits and advertising contracts are of satisfactory condition to BOWLIN; and that the value of the assets being transferred is not less than the purchase price.


Transfer of Assets

At closing, SELLER will sell, transfer, assign, convey and deliver to BOWLIN free and clear of any liens, debts, or encumbrances, save and except any liens or encumbrances affecting the underlying fee title estate on the real property subject of the land leases and/or easements for the sign sites, and BOWLIN will purchase, accept and acquire from SELLER all of the Assets listed in Exhibit A attached hereto and incorporated for all purposes herein. Within 60 days from Closing, BOWLIN will pickup the structures in storage with Bob Sandlin, 9252 Canter Dr., Dallas, Texas 75231. SELLER will be responsible for any storage charges prior to Closing and for up to 60 days thereafter.

Instruments of Transfer

     (a) SELLER Deliveries. At the closing, SELLER shall deliver to BOWLIN:

          i. A bill of sale transferring to BOWLIN title to the Assets as provided herein, in form and substance acceptable to BOWLIN and SELLER;
          ii. Form(s) from SELLER to the Texas Department of Transportation to effect transfer of the outdoor advertising permits from SELLER to BOWLIN.
          iii. Assignment of land lease agreements and/or easements pertinent to sign sites located on property owned by third parties (See attached Exhibit G);
          iv. Such other bills of sale, titles and other instruments of assignment, transfer and conveyance as BOWLIN shall reasonably request, in recordable form, where appropriate, and properly executed, evidenced and notarized where appropriate in such form as shall be necessary or appropriate to vest in BOWLIN good title to the Assets.
          v.   Advertising contracts for all current advertisers.
          vi.  A corporate resolution.


     (b) BOWLIN's Deliveries. At the closing, BOWLIN shall deliver to SELLER:

          i. Immediately available funds to one or more accounts designed by SELLER for the purchase price as specified herein;
          ii. Checks in an amount sufficient to pay the net amount due for items listed in Exhibit E.

     (c) Other Transfer Instruments. Following the Closing, at the request of BOWLIN, SELLER shall deliver any further Instruments and take all reasonable action as may be necessary or appropriate to vest in BOWLIN all of SELLER's title to the assets.

Assumption of Liabilities

          It is expressly understood and agreed by the parties hereto that except as is otherwise provided herein to the contrary, BOWLIN assumes no debts, liabilities (including tax liabilities) or obligations (contractual or otherwise) of SELLER or any other debts, liabilities or obligations related to the conduct of SELLER's business arising prior to Closing. BOWLIN shall assume SELLER's obligations pursuant to the advertising contracts, land leases, easements, outdoor advertising permits and any other of SELLER's assets purchased by BOWLIN that accrue after the Closing so long as such accrual was not as a result of a default thereunder by SELLER for which SELLER will continue to be responsible. BOWLIN agrees to hold harmless and indemnify SELLER from any actions brought as a result of an breach by BOWLIN of the obligations assumed pursuant to the previous sentence.


Representations and Warranties

          SELLER represents and warrants to BOWLIN as of the date hereof and on the closing date as follows (all representations and warranties being joint and several):

               (a) Authority. SELLER has the legal authority to sell, transfer, and deliver to BOWLIN the tangible and intangible assets of the SELLER's outdoor advertising business.

               (b) Title. SELLER has good and indefeasible title to all properties, assets and leasehold estates, real and personal, tangible and intangible, to be transferred pursuant to this Agreement subject to no mortgage, pledge, lien, conditional sales agreement, encumbrance or charge except for mortgages, liens or encumbrances on the real property fee simple estates of the ground lessors and liens to be released at Closing.

               (c) Insurance. SELLER carries insurance, which it believes to be adequate in character and amount, with reputable insurers in respect of assets being acquired and such insurance policies are still in full force and effect, and shall be in effect without interruption until closing has occurred.

               (d) Violations, Suits, Claims, etc. To the best of SELLER's actual knowledge, SELLER is not in default under any law or regulation, or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located, and to SELLER's actual knowledge and belief there are (1) no claims, actions, suits or proceedings instituted or filed and (2) no claims actions, suits or proceedings threatened presently or which in the future may be threatened or asserted against or affecting SELLER at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located, and (3) there are no potential claims, demands, liens, encumbrances, or debts with regard to the assets that are the subject of this sale or that may create for BOWLIN any environmental or regulatory liability, except as have been previously disclosed to BOWLIN.

               (e) Tax Returns. SELLER has filed or will file all requisite federal, state and other tax returns due for all fiscal periods ended on or before the date of this agreement. There are no claims against SELLER for federal, state or other taxes for any period or periods to and including the date of this agreement.

               (f) Authorizations and Enforceability. SELLER has all requisite power and authority to execute, deliver and perform this Agreement and the other agreements and instruments delivered pursuant hereto and to consummate the transactions contemplated hereby. This Agreement and the other agreements and instruments delivered pursuant hereto have been duly and validly authorized, executed and delivered by SELLER and constitutes the valid and binding obligations of SELLER, fully enforceable in accordance with their terms.

               (g) Effect of Agreement. To the best of SELLER's actual knowledge, the execution, delivery and performance of this Agreement by SELLER and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both: (a) violate any material provision of law, statute, rule or regulation to which SELLER is subject; (b) violate any judgment, order, writ or decree of any court, arbitrator or governmental agency applicable to SELLER; or (c) result in a material breach of or material conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a material default under, or result in the creation or imposition of, any lien, security interest, charge or encumbrance upon any of the Assets pursuant to any charter, bylaw, commitment, contract or other agreement or instrument, to which SELLER is a party or by which any of its Assets is bound.

               (h) Permits, Licenses, Compliance with Applicable Laws and Court Orders. SELLER has all requisite power and authority, and all permits, licenses and approvals of governmental and administrative authorities, to own, lease and operate its properties and to carry on its business as presently conducted; all such permits, licenses and approvals material to the conduct of the business of SELLER are in full force and effect. To the best of SELLER's actual knowledge, SELLER's conduct of its business does not materially violate or infringe any applicable law, statute, ordinance or regulation. To the best of SELLER's actual knowledge, SELLER is not in default in any respect under any executive, legislative, judicial, administrative or private (such as arbitration) ruling, order, writ, injunction or decree.

               (i) Financial Information. All financial information relating to the Assets or the business and provided to BOWLIN by SELLER have been prepared from the books and records of SELLER and fairly and accurately present the financial condition of SELLER and the business relating to the Assets as of the date of such information.

               (j) Agreements, Plans, Arrangements, etc. Except as set forth in Exhibit A, none of the Assets are bound or affected by, any oral or written:

                    (1) lease agreement (whether as lessor or lessee) relating to real or personal property;

                    (2) license agreement, assignment or other contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents, copyrights (or applications therefor);

                    (3) agreement with any business broker with respect to this transaction;

                    (4) agreement with any supplier, distributor, franchisor, dealer, sales agent or representative;

                    (5) joint venture or partnership agreement with any other person;

                    (6)  agreement  with any bank,  factor,  finance  company or
                         similar   organization   regarding   the  financing  of
                         accounts receivable or other extensions of credit;

                    (7) agreement granting any lien, security interest or mortgage on any Asset or other property of SELLER, including, without limitation, any factoring agreement for the assignment of accounts receivable, other then encumbrances that will be released at Closing;

                    (8) agreement for the Construction or modification of any Asset or leasehold interest of SELLER;

                    (9) agreement with any employee, consultant, or independent contractor providing personal services to SELLER.

               (k) Acquisition Agreements. There are no agreements relating to the acquisition of the business or Assets of SELLER to which SELLER is presently a party, other than this Agreement.

               (l) Status of Real Property. SELLER has not received any notice of noncompliance with respect to real property on which any of the Assets are located (the "Real Property") with any applicable statutes, laws, codes, ordinances, regulations or requirements relating to fire, safety, health or environmental matters or noncompliance with any covenants, conditions and restrictions (whether or not of record) or local, municipal, regional, state or federal requirements or regulations. To the best of SELLER's actual knowledge, there has been no release or discharge on or under the Real Property by SELLER of any toxic or hazardous substance, material or waste which is or has been regulated by any governmental or quasi-governmental authority or is or has been listed as toxic or hazardous under any applicable local, state or federal law. To the best of the SELLER's actual knowledge, there are no subsurface or other conditions related to toxic or hazardous waste affecting the Real Property or any portion or component thereof, and there are no underground storage tanks located on the Real Property.

               (m) Defects. To the best of SELLER's actual knowledge, there are no structural or operational defects in any of the Assets. SELLER acknowledges that to the best of SELLER's actual knowledge all signs were constructed and installed to normal industry standards by qualified and licensed manufacturers and installers.

               (n) Leases Current. All obligations of the SELLER under all existing lease agreements which are required by such agreements to have been performed by SELLER have been fulfilled by the SELLER, including the payment by the SELLER of all lease payments due and payable through the date hereof.

               (O) Permits Current. All payments due and payable for required permits from governmental bodies have through the date hereof been fulfilled by the SELLER.

BOWLIN represents and warrants to SELLER as of the date hereof and the Closing date as follows:

               (a) Organization. BOWLIN is a validly existing corporation organized under the laws of the State of Nevada and has all requisite corporate power and authority to own, operate and lease its properties and assets.
               (b) Authority. BOWLIN has full corporate power, authority and legal rights to execute and deliver, and to perform its obligations under this Agreement, and has taken all necessary action to authorize the purchase hereunder on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed by BOWLIN, and constitutes a legal, valid and binding obligation of BOWLIN enforceable in accordance with its terms.

               (c) Compliance with Instruments, Consents, Adverse Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under the articles of incorporation or the by-laws of BOWLIN, or any Law, Instrument, lien or other Contract by which BOWLIN is bound. BOWLIN is not a party or subject to any Contract, or subject to any article or other corporate restriction or any Law which materially and adversely affect the business operation, prospects, properties, assets or
                    condition,   financial   or   otherwise,   of  BOWLIN.

               (d)  Litigation.   There  is  no  suit,   action  or  litigation,
                    administrative, arbitration, or other proceeding or governmental investigation pending or, to the knowledge of BOWLIN, threatened which might, severally or in the aggregate materially and adversely affect the financial condition or prospects of BOWLIN or BOWLIN's ability to acquire the Assets as contemplated by this Agreement.

               (e) Brokers. All negotiations relative to the Agreement and the transactions contemplated hereby have been carried on by BOWLIN in such a manner as not to give rise to any valid claim against SELLER for a finder's fee, brokerage commission or other like payment.

Conditions to Bowlin's Obligations

              The obligations of BOWLIN hereunder are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in writing by BOWLIN, in its sole discretion:

               (a) Accuracy of Representations and Warranties. Each of the representations and warranties of SELLER contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby.

               (b) Performance of Covenants. SELLER shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

               (c) No Litigation or Claims. No claim, action, suit, proceeding, arbitration, investigation or hearing or notice of hearing shall be pending or threatened against or affecting SELLER which: (a) might foreseeably result, or has resulted, either in an action to enjoin or prevent or delay the consummation of the transactions contemplated by this Agreement or in such an injunction; or (b) could, in the determination of BOWLIN, have an adverse effect on the assets to be transferred hereunder.

               (d) No Violations. No material violation of SELLER shall exist, or be alleged by any governmental authority to exist, of any law, statute, ordinance or regulation, the enforcement of which would adversely affect the financial condition, results of operations, properties or business of SELLER.

               (e) Consents and Assignments. SELLER shall have delivered to BOWLIN all consents and assignments of all persons and entities necessary for the performance of the transactions contemplated by this Agreement, including the transfer of all assets and the assignment of leases, and SELLER shall have obtained the consents of: any lender to SELLER, or, in the alternative, the release of all liens held by such lender, with respect to the sale and transfer of the assets; and any other consents of third parties deemed necessary or appropriate by BOWLIN.

               (f) Satisfactory Completion of Due Diligence. BOWLIN shall be satisfied in its sole discretion with the content of the final Exhibits hereto and other related documents for closing and shall otherwise be satisfied in its sole discretion with the results of its due diligence review, including  the right to  terminate  this  agreement  with no penalty in the event that the land leases, outdoor advertising permits and advertising contracts are not of satisfactory condition to BOWLIN.

Indemnification

               (a) Indemnification Obligations of SELLER. SELLER shall defend, indemnify, save and keep harmless BOWLIN and its successors and permitted assigns against and from any liability, loss, cost, damage, claim, fine, penalty or expense, including, without limitation, reasonable attorneys' fee ("Damages"), sustained or incurred by any of them resulting from or arising out of or by virtue of : (a) any material inaccuracy in or material breach of any representation and warranty made by SELLER in the Agreement or in any closing document delivered to BOWLIN in connection with this Agreement; and/or (b) any breach of contract on or prior to the Closing arising out of SELLER's ownership of the Assets; and/or (c) any personal injury and/or property damage from any accident occurring on or before the Closing arising out of SELLER's ownership of the billboards.

               (b) Indemnification Obligations of BOWLIN. BOWLIN shall defend, indemnify, save and keep harmless SELLER and its successors and permitted assigns against and from all Damages (as defined in subparagraph (a) immediately preceding) sustained or incurred by any of them resulting from or arising out of or by virtue of: (a) any material inaccuracy in or breach of any representation and warranty made by BOWLIN in this Agreement or in any closing document delivered to SELLER in connection with this Agreement; and/or (b) BOWLIN's failure to pay, discharge and perform any of the liabilities assumed in this Agreement; and/or (c) any breach of contract arising out of BOWLIN's ownership of the Assets from and after the Closing, and/or (d) any personal injury and/or property damage arising out of any accident occurring from and after the Closing. BOWLIN'S INDEMNIFICATION OBLIGATIONS UNDER THIS SUBPARAGRAPH SHALL INCLUDE DAMAGES WHICH ARISE FROM THE SOLE OR CONCURRENT NEGLIGENCE OR FAULT OF SELLER OR EMPLOYEES OR INDEPENDENT CONTRACTORS DIRECTLY RESPONSIBLE TO SELLER, ARISING OUT OF, INCIDENT TO, OR IN ANY WAY CONNECTED OR
                    RELATED TO THE ORIGINAL CONSTRUCTION, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR OR OPERATION OF THE BILLBOARDS. IT IS THE EXPRESSED INTENTION OF THE PARTIES HERETO, BOTH SELLER AND BOWLIN, THAT THE INDEMNITY PROVIDED FOR IN THIS PARAGRAPH IS AN INDEMNITY BY BOWLIN TO INDEMNIFY AND PROTECT SELLER FROM THE CONSEQUENCES OF SELLERS OWN NEGLIGENCE, WHETHER THAT NEGLIGENCE IS THE SOLE OR A CONCURRING CAUSE OF THE INJURY, DEATH OR DAMAGE.


Taxes

              Real Estate and personal property taxes, if any, assessed or to be assessed for the current calendar or fiscal year, regardless of when payable, shall be prorated between BOWLIN and SELLER as of the closing date.


Risk of Loss

              The risk of loss or destruction of or damage to the assets transferred hereunder, including inventory, fixtures, equipment and real property from any cause whatsoever at all times on or subsequent to the execution of this document but before closing shall be borne by SELLER.


Dispute Resolution

               (a) In the event of any dispute arising from this Agreement, the Parties agree to attempt a solution through nonbinding mediation conducted by a mutually agreed mediator. While the mediation shall be nonbinding in all respects (except agreements in settlement of the dispute negotiated by the Parties), each Party agrees that:

                    (i) it shall appear when directed by the mediator, be fully prepared to work towards a resolution of the dispute, and participate in good faith in the mediation towards a resolution of all disputed issues or concerns; and

                    (ii) the duty to mediate in good faith shall be specifically enforceable by the courts of Texas.

               (b) Any questions, claims, disputes, or litigation arising from or related to this Agreement are governed by the laws of the state of Texas without regard to the principles of conflicts of law.

               (c) The Parties agree that Texas has a substantial relationship to this transaction, and that this Agreement is performable in Tarrant County, Texas. Each Party consents to personal jurisdiction in the courts thereof, and any action or suit arising from or related to this Agreement shall only be brought by the Parties in any federal or state court with appropriate jurisdiction over the subject matter established or sitting in the state of Texas located in Tarrant County, Texas.

Miscellaneous

               (a) Expenses. Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own expenses and the fees and expenses of its counsel and accountants and other experts. Furthermore, BOWLIN shall be responsible for payment to the business broker retained by it.

               (b) Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement and any other written representation in any ancillary document shall survive the Closing.

               (c)  Waivers.  The waiver by any party  hereto of a breach of any
                    provision  of  this  Agreement   shall  not  operate  or  be
                    construed as a waiver of any subsequent breach.

               (d) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

               (e)  Notices.   All   notices,   requests,   demands   and  other
                    communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by fax or five (5) days after deposit in the U.S. mails by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the party to whom the same is so given or made.

                      if to SELLER to:
                      Robert Hill
                      2700 Tibbets Dr., Suite 500
                      Bedford, Texas 76022

                      if to BOWLIN to:
                      BOWLIN Outdoor Advertising and Travel Centers Incorporated 150 Louisiana Blvd. N.E.
                      Albuquerque, New Mexico 87108
                      Attention:  Michael L. Bowlin, President

                    or to such other address or Fax Number as any party may designate by giving notice to the other parties hereto.

               (f) Further Assurances. The Company shall, from time to time at or after the Closing, at the request of BOWLIN, and without further consideration, execute and deliver such other instruments and take such other actions as may be reasonably required to confer to BOWLIN and its assignees the benefits contemplated by this Agreement.

               (g) Entire Agreement. This document contains the entire agreement between the parties and supersedes all prior agreements between the parties, if any, written or oral, with respect to the subject matter thereof.

AGREED and ACCEPTED:

BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED

By:________________________________________
   Michael L. Bowlin, CEO/President/Chairman




BORDERLINE OUTDOOR ADVERTISING, INC.

By:______________________________________
   Robert Hill, President

                         Acknowledgment for Corporations

STATE OF NEW MEXICO   )
                      ) ss.
COUNTY OF ___________ )

     The foregoing instrument was acknowledged before me this ___ day of __________________, 199___, by Michael L. Bowlin, CEO/President/Chairman of BOWLIN Outdoor Advertising & Travel Centers Incorporated, a Nevada Corporation, on behalf of the corporation.

                                  --------------------------------
                                  Notary Public
My commission expires:

----------------------



STATE OF TEXAS          )
                        ) ss.
COUNTY OF ____________ )

     The foregoing instrument was acknowledged before me this ___ day of ___________________, 199__ by Robert Hill, President of Borderline Outdoor Advertising, a Texas Corporation, on behalf of the corporation.


                                  --------------------------------
                                  Notary Public
My commission expires:

----------------------